Premier Power
"Your solar electricity specialists"

DATE SIGNED: 9/28/09

JOB#: Laterza 1, 2, 3
Monteparano 1
San Giorgio Jonico 1

SOLAR INSTALLATION AGREEMENT

Premier Power Italia SPA
C.da Taverna del cortile (Z.I.)
86025 Ripalimosani (CB)

OFFICE: +39 0874/698485
FAX: +39 0874/698677

This Solar Installation Agreement is entered into between Premier Power Italia, SPA ("PPI" or "Contractor") and Global Green Advisors ("GGA" or "Purchaser"). GGA agrees to purchase and PPI agrees to furnish and install a complete solar electric power system at the location indicated below, as follows:

SYSTEM SPECIFICATION: Solar electric power systems from Premier Power Italia SPA are designed to meet local and national building codes and standards, and include all components necessary for a complete building code and utility compliant installation.

- ☐ Premier Power **Roof Mount** Solar Electric System
- ☐ Premier Power Integrated Solar Electric System
- **X** Premier Power **Ground Mount** Solar Electric System (Total Size: 4970 kWp DC)
- ☐ Premier Power Backup Solar Electric System, with back-up generator for uninterruptible power

This contract is for a total of five solar systems ("Plant(s)" or "Project(s)") in the following locations:

Project Reference	System Size	Latitude	Longitude	Province	Commune/Town	Cadastral Ref/APN
Laterza Eastside (106)	993.60 kW	40.6325	16.746667	Taranto	Laterza	Fg.78p.lla(106)
Laterza Southside (105)	993.60 kW	40.6325	16.746667	Taranto	Laterza	Fg.78p.lla(105)
Laterza Westside (104)	993.60 kW	40.6325	16.746667	Taranto	Laterza	Fg.78p.lla(104)
Monteparano	992.64 kW	40°27'07,33"N	17°24'50,43"E	Taranto	Monteparano	Fg.2p.lle 54, 55, 173
San Giorgio Jonico	996.98 kW	40°28'27"N	17°22'44"E	Taranto	San Giorgio Jonico	SP82 Fg.7p.lle 42 43 116 117

The equipment to be used for each Plant is as follows:

Project Reference	Number of Solar Modules	Module	Number of Inverters	Inverter Model	Racking
Laterza Eastside (106)	4320	Canadian Solar 230W*	3	PowerOne Aurora 330kW	Concreteless rack fixed to the ground with a min. tilt of 25°
Laterza Southside (105)	4320	Canadian Solar 230W*	3	PowerOne Aurora 330kW	Concreteless rack fixed to the ground with a min. tilt of 25°
Laterza Westside (104)	4320	Canadian Solar 230W*	3	PowerOne Aurora 330kW	Concreteless rack fixed to the ground with a min. tilt of 25°
Monteparano	4316	Canadian Solar 230W*	3	PowerOne Aurora 330kW	Concreteless rack fixed to the ground with a min. tilt of 25°
San Giorgio Jonico	4335	Canadian Solar 230W*	3	PowerOne Aurora 330kW	Concreteless rack fixed to the ground with a min. tilt of 25°

***see installation Provision Phase 2 "b" below – these modules may be identified by their unique serial numbers or serial number series or other documentation which may be attached hereto and made part of this agreement.**

SCOPE OF WORK: See attached proposal document (EXHIBIT A) for details of Projects.

SCHEDULE: The Plants will be completed by or before approximately December 31, 2009.

Purchaser Initials ______ / ______

INSTALLATION PROVISIONS: GGA will provide PPI with full access to any portion of the property/facility necessary to complete the installation, between the hours of 5:00 am and 10:00 pm . every day until the Project is complete, including weekends and holidays. Each of the five Plants will be divided into three phases, as follows:

Phase 1

a) Performance of civil work, including but not limited to fence, walkways, grading, and security system for each Plant

Phase 2

a) Installation of racking and mounting systems for each Plant

b) Sorting of modules for every solar PV string (set of modules) for each of the five Plants according to the module serial numbers and flash test results to meet minimum performance specifications and the installation of the modules for each Plant. It is agreed and understood that the modules ordered for the five Plants are unique and the sole property of GGA. No substitute modules will be accepted as the Plants have been specifically designed for the specific modules. It is understood that each module has unique performance characteristics and the modules have been sorted based on each modules unique flash test results and arranged in a unique string allocation. Any change in the specific module as identified by it serial number would incur added costs, delays and would require system redesign and reengineering, which would delay the Plants and affect output and revenue generation.

c) Installation of inverter, monitoring system and other electric components for each Plant

Phase 3

a) Commissioning, testing and interconnection of each Plant

CONTRACT PRICE AND PROGRESS PAYMENTS: GGA will be required to pay for each Plant separately, upon completion and interconnection of each Plant based on the payment schedule below. Acceptable methods of payment are Cash, Check or ACH Transfer.

PROGRESS PAYMENT:	PRICE:	DUE DATE:
Progress Payment 1	€ 3.80/watt	Upon completion/interconnection of 1st Plant
Progress Payment 2	€ 3.80/watt	Upon completion/interconnection of 2nd Plant
Progress Payment 3	€ 3.80/watt	Upon completion/interconnection of 3rd Plant
Progress Payment 4	€ 3.80/watt	Upon completion/interconnection of 4th Plant
Progress Payment 5	€ 3.80/watt	Upon completion/interconnection of 5th Plant

The Contact Price of € 3.80/watt consists of € 1.70 for the purchase of the specified Canadian Solar modules and € 2.10 for the balance of systems and other costs.

PAYMENT: Purchaser agrees to pay Contractor the total price, according to the schedule set forth above, including any change orders or extras caused by unforeseen conditions or requests of the Purchaser. Upon receipt of each payment, Contractor shall furnish a statutory unconditional waiver and release form prior to receipt of the next payment.

Contractor shall notify Purchaser when any of the aforesaid payments become due and payable. Purchaser shall have a period of fifteen (15) calendar days after Contractor's notification, (hereinafter the "Inspection Period"), within which to inspect Contractor's progress and fully pay Contractor the requisite amount. Purchaser shall fully and timely pay the requisite amounts less any, expenses or cost incurred on behalf of Contractor or commissions due prior to the expiration of the Inspection Period. If any payment is not timely made and Contractor is required to pursue payment, Purchaser hereby agrees to pay Contractor's attorney's fees and other added costs.

If Purchaser shall obtain any construction financing for the Project, Purchaser shall sign all vouchers, drafts of bank checks representing draws within twenty-four (24) hours after funds have been approved for release by Purchaser's lending institution. Purchaser acknowledges that Purchaser's delay in signing any bank documents shall be grounds for Contractor to stop work upon the Project, which work Contractor shall not recommence until Purchaser has promptly and properly executed all requisite bank documents and the funds have been appropriately released to Contractor. In any event, Contractor shall receive payment upon any draw prior to expiration of the Inspection Period and all of the terms set forth within this paragraph shall fully apply to construction financing.

Purchaser Initials ________ / ________

The Contract Price is based upon current module. inverter and/or other construction material prices as of the execution of this Agreement.–In the event Purchaser fails or refuses to pay the contract price or any part thereof as provided herein, Purchaser shall pay a charge of one percent (1%) per month (12% per annum) on the unpaid balance from the date of the Purchaser's failure to pay. All monies previously paid by the Purchaser shall be retained by the Contractor and applied to such charge which shall in no way prejudice the rights of the Contractor in any action for damages or specific performance.

SYSTEM INSTALLATION SPECIFICATION: Installation includes the installation of: solar panels in a contiguous ground mounted array; all wiring and conduit necessary to interconnect modules; wiring necessary to connect modules to inverters and mounting inverters; AC disconnect devices required by code or electric utility; new breaker(s) in existing electrical panels; essential loads sub-panels; existing electrical circuits transferred to new essential loads sub panels; interconnection to power grid.

ESTIMATE AND PROPOSAL: Contractor offers to furnish the materials and arrange for delivery and installation, as specified in this Agreement, the attached sketches, and equipment specification sheets, for the total price shown. If the installation cannot be made due to physical or legal considerations, in accordance with the law, the offer will be withdrawn and any payments you have made will be refunded to you.

CHANGE ORDERS: Purchaser may from time to time: (a) suggest changes to the Specifications; (b) issue additional instructions; and/or, (c) require additional work or direct the omission of work previously ordered (hereinafter the "Change Order(s)"). The Purchaser shall be responsible to pay any and all Change Orders authorized by Purchaser and accepted by Contractor. Change Orders must be in writing. Contractor shall be obligated to secure a written Change Order from the Purchaser before doing the work. Payment of Change Order shall be added to one or more of the progress payments outlined in this agreement, and acknowledged by Purchaser by virtue of Purchaser's signature on Change Order.

INSURANCE/PERMITS: Contractor shall obtain Commercial General Liability Insurance in the amount of $1,000,000 which shall be maintained in full force and effect during the progress of the construction and until delivery of possession of the Projects to Purchaser. Contractor shall also maintain insurance required under employment and other laws of the local province with respect to such work. Contractor shall procure any and all necessary licenses, permits and rights, and in the performance of construction shall conform to all laws and ordinances which may be applicable thereto.

SITE PREPARATION: Prior to commencement of construction, if feasible, Purchaser and Contractor shall meet on the premises and review and agree upon a site drawing. The site drawing should attempt to identify the location of all improvements together with the drive, public and private set back requirements, utility locations, easement locations, retention and removal of trees and any other pertinent information. Purchaser acknowledges that it may become necessary to trim or remove trees from the premises as part of the construction process.

EXCAVATION: If applicable, Contractor shall perform the excavation, trenching and back filling on the Projects. The rough grade level shall be determined by Contractor. Contractor shall be responsible for any additional necessary grading, including but not limited to, the finished grading, seeding, sodding, landscaping, and planting of trees.

PURCHASER'S DEFAULT: Purchaser represents that Purchaser is ready, willing and able to carry out the terms, provisions and conditions of this Agreement. Purchaser's refusal to fully and timely perform any of the terms of this Agreement may result in Contractor, at Contractor's election, declaring this Agreement null and void, and Contractor shall have the right to bring any and all legal and/or equitable actions against Purchaser in conformity with Italian law. Contractor shall additionally be entitled to retain Purchaser's earnest money deposit and recover all costs, losses, lost profits, reasonable overhead, damages and expenses incurred; including, but not limited to reasonable attorneys' fees.

WORK STOPPAGE: Should the work be stopped by any public authority for a period of more than thirty (30) days through no fault or negligence of Contractor, or should work be stopped through the actions or neglect of Purchaser for a period of more than ten (10) days, or should Purchaser fail to timely pay Contractor any payment, Contractor, upon notice to Purchaser, may immediately stop work and terminate this Agreement and recover from Purchaser payment for all work completed to the point of such work stoppage. Contractor may also pursue any and all other legal and/or equitable remedies allocated to Contractor, including recovery of all costs, losses, lost profits, damages and expenses incurred; including, but not limited to reasonable attorneys' fees.

SUPERVISION: Purchaser agrees that the direction and supervision of Contractor's working forces, including subcontractors, rest exclusively with Contractor. Purchaser shall not interfere with, restrict or harass Contractor's working forces or subcontractors. Purchaser is not permitted, during this Contract, to perform any work on the Project, or permit an agent that Purchaser may hire, to perform any work unless Purchaser receives the prior written consent of contractor. In the event that Contractor does provide written consent for use of Purchaser's subcontractor or supplier, Purchaser by such request or action specifically waives any warranties, responsibilities, or liabilities against Contractor which may arise as a result of the use of such subcontractor or supplier, and the portion of the work and/or materials completed or supplied by such subcontractors and/or suppliers. In addition, in such event, Purchaser shall be responsible for and require such subcontractor and/or supplier to obtain all licenses, permits and inspections associated with the portion of Work completed and maintaining liability insurance and benefit coverage's relating to such subcontractors and/or suppliers. Purchaser further releases, discharges, indemnifies and agrees to hold Contractor and its employees, subcontractors and/or suppliers harmless from any and all claims, costs, liability or damages arising as a result of the failure of Purchaser or Purchaser's subcontractors or suppliers to comply with obligations of this paragraph.

CONTRACTOR'S WARRANTY AND LIMITATIONS: Provided that Purchaser is not in breach of this Agreement, Contractor shall provide Purchaser with a ten (10) year warranty following the date upon which Purchaser takes possession of the Project against defects in the quality of workmanship and materials. Contractor shall not be liable for any manufacturer's warranty for any and all equipment provided with and/or installed at the Projects. Purchaser hereby releases Contractor from any and all liability from and after the ten-year warranty period. Purchaser shall hold Contractor

Purchaser Initials ________ / ________

harmless from and after the expiration of the ten-year warranty period from any and all claims, demands, actions or causes of actions brought by third-party suppliers, subcontractors, manufacturers and/or third party.

Contractor shall not be responsible for any: (a) damage due to abusive use. (b) defects that are the result of characteristics common to the materials used (c) loss, injury or damages caused in any way by the weather or elements.

This warranty is in lieu of all other warranties, statutory or otherwise, express or implied, all the representations made by Contractor and all other obligations or liabilities respecting the Projects. Purchaser agrees that Purchaser shall commence any and/or all claims which Purchaser may have against Contractor within a ten (10) year period from and after the date upon which Purchaser takes possession of the Project or Purchaser shall otherwise be forever barred from instituting any cause of action therefore.

OWNERSHIP OF DOCUMENTS: In the event Contractor has provided any documents to be used under this Agreement, Purchaser acknowledges that Purchaser shall have no ownership rights to the documents and may not distribute said documents to other parties without providing Contractor notice. In the event that Purchaser has provided any documents to be used under this Agreement, Purchaser hereby agrees to defend, indemnify and hold Contractor harmless for any and all claims, actions, demands, suits or liabilities (including attorney's fees and costs) for copyright infringement and/or similar claims involving proprietary ownership of said documents.

ARBITRATION: In the event that any dispute shall arise between the parties arising under or related to this Agreement, whether for payments of monies due or for services provided, such dispute may be referred by either party to arbitration before a single arbitrator. The arbitration hearing shall take place in such location as agreed to by the parties. The decision of the arbitrator shall be final and either party shall be entitled to the entry of judgment in a court of competent jurisdiction based upon such decision. The arbitrator shall not have the power to award damages, fees or costs for punitive damages or loss of profits or market.

NO WAIVER: The failure of either Purchaser or Contractor to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and/or conditions of this Agreement, shall not be construed as thereafter waiving any such terms and/or conditions or future breach, but the same shall continue and remain in full force and effect as if no such forbearance had occurred.

MODIFICATION: Any modifications of this Agreement shall be binding only if evidenced in writing and signed by both Purchaser and Contractor or an authorized representative of either.

ENTIRE AGREEMENT: This Agreement shall constitute the entire agreement and understanding between Purchaser and Contractor and any prior understandings or representations of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent of the same is/are incorporated within this Agreement. Contractor and Purchaser acknowledge that there are no covenants, representations, warranties, agreements, or conditions, either expressed or implied, which in any way affect, or are a part of, or relate to this Agreement, except for those expressly set forth herein above.

GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of Italy.

NOTICES IN WRITING: Any and all notices or other matters required or permitted by this Agreement or by law to be served on, given to, or delivered to either party shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the party to whom it is addressed or in lieu of such personal service, when deposited in the mail, first-class postage paid, addressed to the addresses specified on the first page of this Agreement. Either party may change the specified address for the purpose of this paragraph by giving written notice of such change to the other party in the manner provided in this paragraph.

ATTORNEYS' FEES: If either party commences litigation in connection with any dispute arising out of or in connection with this Agreement or the Projects, the prevailing party in any such litigation shall be entitled to recover its attorneys' fees, its expert and consulting fees, and costs of suit.

ELECTRICITY GENERATION: Contractor is not responsible for changes in the amount of electrical power generated by the installed system due to obstructions to the sun such as trees, towers, buildings, or other obstructions; changes in the season; or changes in environmental conditions such as weather, precipitation, smoke, fog, cloud cover, air pollution, etc.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date below.

PREMIER POWER ITALIA SPA: ______________________ DATE: 9/29/08
Signature

GLOBAL GREEN ADVISORS: ______________________ DATE: 9/28/09
Signature

Purchaser Initials ______ / MP ______